Exhibit 4.1

ADJUSTABLE PROMISSORY NOTE

$____________	December 22, 2006

FOR VALUE RECEIVED, Primal Solutions, Inc., a Delaware corporation (the “Company”), unconditionally promises to pay to the order of _______________ (the “Holder”), having an address at 527 Madison Avenue, 26th Floor, New York, NY 10022, at such address or at such other place as may be designated in writing by the Holder, or its assigns, the aggregate principal sum of ______________ United States Dollars ($____________), together with interest from the date set forth above on the unpaid principal balance of this Note outstanding at an adjustable rate equal to Applicable Federal Rate (defined below) until this Adjustable Promissory Note (the “Note”) is indefeasibly and irrevocably paid in full by the Company. Subject to the other provisions of this Note, the principal of this Note and all accrued and unpaid interest hereon shall mature and become due and payable on March 31, 2008 (the “Stated Maturity Date”). Except as provided herein, all payments of principal and interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder. As used herein, “Applicable Federal Rate” shall mean the applicable federal rate for short-term instruments (currently 4.93%), as published from time to time by the Internal Revenue Service (the “IRS”). The Applicable Federal Rate shall be re-set on the six-month anniversary of the date of the original issuance of this Note to the applicable federal rate for short-term instruments published by the IRS for May 2007.

In the event that any amount due hereunder is not paid when due, such overdue amount shall bear interest at an annual rate of fifteen percent (15%) until paid in full. In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Company, then such excess sum shall be credited by the Holder as a payment of principal.

1.
Transfer. This Note is transferable and assignable to any person or entity to whom such transfer is permissible under applicable law. The Company agrees to issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company also agrees to promptly issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.

2.	Prepayment. This Note and all accrued interest hereon may, at the option of the Company, be prepaid in whole, but not in part, at any time prior to the Stated Maturity Date, without penalty.

3.	Event of Default. The occurrence of any of following events shall constitute an “Event of Default” hereunder:

a.	the failure of the Company to make any payment of principal on this Note when due, whether at maturity, upon acceleration or otherwise;

b.
the failure of the Company to make any payment of interest on this Note, or any other amounts due hereunder when due, whether at maturity, upon acceleration or otherwise, and such failure continues for more than five (5) days;

c.
the Company and/or its subsidiaries fail to make a required payment or payments on indebtedness for borrowed money (“Indebtedness”) of One Hundred Thousand United States Dollars ($100,000) or more in aggregate principal amount and such failure continues for more than ten (10) days;

d.
there shall have occurred an acceleration of the stated maturity of any Indebtedness of the Company or its subsidiaries of One Hundred Thousand United States Dollars ($100,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within ten (10) days of receipt by the Company or a Subsidiary of notice of such acceleration);

e.
the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days; or

f.
a final, non-appealable judgment which, in the aggregate with other outstanding final judgments against the Company and its subsidiaries, exceeds One Hundred Thousand United States Dollars ($100,000) shall be rendered against the Company or a Subsidiary and within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged; provided, however, that a judgment that provides for the payment of royalties subsequent to the date of the judgment shall be deemed to be discharged so long as the Company or the Subsidiary affected thereby is in compliance with the terms of such judgment.

Upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note shall become immediately due and payable (A) upon election of the Holder, with respect to (a) through (d) and (f), and (B) automatically, with respect to (e). Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable, pursue any available remedy, whether at law or in equity. If an Event of Default occurs, the Company shall pay to the Holder the reasonable attorneys' fees and disbursements and all other reasonable out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder.

4.
No Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

5.
Waivers. The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

6.
Waiver of Jury Trial. THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. EACH OF THE COMPANY AND WBS HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

7.
Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed under the law of the State of New York, without giving effect to the conflicts of law principles thereof. The Company and, by accepting this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in any such suit, action or proceeding may be given anywhere in the world by the same method as for the giving notices hereunder. The Company and, by accepting this Note, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Note, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.
Notices. Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Primal Solutions, Inc.
18881 Von Karman Avenue
Suite 500
Irvine, California 92612
Attention: Joseph R. Simrell
Fax: (949) 221-8590

If to the Holder:

_____________________________
527 Madison Avenue, Suite 2600
New York, New York 10022
Attention: Austin W. Marxe
Fax: (212) 319-6595

9.	Costs. If action is instituted to collect on this Note, the Company promises to pay all reasonable costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

10.	Successors and Assigns. This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.

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IN WITNESS WHEREOF, the Company has caused this Adjustable Promissory Note to be signed in its name effective as of the date first above written.

PRIMAL SOLUTIONS, INC.

By:
	Name:	Joseph R. Simrell
	Title:	Chief Executive Officer